Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

REPLIGEN APPOINTS JASON K. GARLAND AS CHIEF FINANCIAL OFFICER

WALTHAM, Mass., September 12, 2023 — Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today announced that it has appointed Jason K. Garland as Chief Financial Officer (“CFO”), effective September 25, 2023. Mr. Garland is joining Repligen from his most recent role with medical device outsource (MDO) manufacturer Integer Holdings Corporation (“Integer”), where he served for nearly five years (2018-2023) as Executive Vice President and CFO. He succeeds retiring CFO Jon K. Snodgres, who joined the Company in June 2014 and will continue in a full-time advisory role until October 6, working closely with Mr. Garland to ensure a smooth transition.

In this strategic CFO role, Mr. Garland will act as a key partner to the business, with responsibility for all corporate finance and audit functions, capital markets and M&A transactions, financial planning and analysis, budgeting and risk management. He brings to the Company more than 25 years of relevant experience at large, multi-site organizations experiencing strong growth. This includes a division-level role within General Electric Company (“GE”) where he served as the CFO of a $4 billion dollar business with over 40 global manufacturing sites. In his most recent public company CFO role at Integer, he helped scale the enterprise to $1.4 billion in revenue (2022), and he and his team supported Integer in evaluating and integrating four acquisitions. At Integer, Mr. Garland also assumed executive sponsorship of the company’s Business Process Excellence initiative focused on standardizing and optimizing all non-manufacturing processes.

Tony J. Hunt, President and Chief Executive Officer at Repligen, said, “Jason’s financial acumen and rich experience as a business-driven, operational CFO at both large global and growth-focused organizations will serve Repligen well, as we continue to focus on driving success for our company through innovation, including M&A, while delivering above-industry growth and strong financial performance.” He continued, “We thank Jon for his dedicated service to the Company over the past nine years. He has truly been a great partner and instrumental in bringing Repligen to where it is today, and we wish him well in his retirement.”

Prior to his role with Integer, Mr. Garland spent three years as Vice President and CFO for the global sales and supply divisions of Tiffany & Co., a role he moved into following nearly 20 years in various roles of increasing responsibility at GE. His rotations and achievements at GE culminated in several leadership positions including his last, aforementioned role as CFO for GE Industrial Solutions; at the time a $4 billion product, service and software revenue business operating globally with approximately 18,000 employees. Currently, Mr. Garland serves on the Board and is Audit Chair for Acutus Medical, a publicly traded medical device company. He holds a Bachelor of Science in Chemical Engineering from the University of New Hampshire, and has Lean Six Sigma Black Belt certification.

Mr. Garland said, “I am thrilled to be joining Repligen, and look forward to applying my experience to support the Company’s financial and operational performance. I look forward to meeting my new colleagues and working to execute on transactions and strategies that can build on Repligen’s innovation edge in the bioprocessing market.”

Mr. Snodgres said, “I welcome Jason to the Company and look forward to working together through a transition period, introducing him to internal and external stakeholders and getting familiar with Repligen processes and systems. I’m proud of what we have accomplished over the last nine years and am truly grateful for having been part of an exceptional team at Repligen.”

About Repligen Corporation

Repligen Corporation is a global life sciences company that develops and commercializes highly innovative bioprocessing technologies and systems that enable efficiencies in the process of manufacturing biological drugs. We are “inspiring advances in bioprocessing” for the customers we serve; primarily biopharmaceutical drug developers and contract development and manufacturing organizations (CDMOs) worldwide. Our focus areas are Filtration and Fluid Management, Chromatography, Process Analytics and Proteins. Our corporate headquarters are located in Waltham, Massachusetts, and the majority of our manufacturing sites are in the U.S., with additional key sites in Estonia, France, Germany, Ireland, the Netherlands and Sweden. For more information about the our company see our website at www.repligen.com,and follow us on LinkedIn.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements including, without limitation, statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including risks discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update any forward-looking statements, except as required by law.

Repligen Contact:

Sondra S. Newman

Global Head of Investor Relations

(781) 419-1881

investors@repligen.com

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